UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 27, 2011 (Date of earliest event reported: September 26, 2011)
Stillwater Mining Company (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	001-13053 (Commission File Number)	81-0480654 (IRS Employer Identification Number)

1321 Discovery Drive, Billings, Montana (Address of principal executive offices)		59102 (Zip Code)
(406) 373-8700 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Stillwater Mining Company (the "Company") announced on September 26, 2011 that it has withdrawn its previously announced proposed offering of senior notes due to unfavorable market conditions.

Commenting on this decision, Francis R. McAllister, the Company's Chairman and CEO, observed, "The dramatic deterioration of the capital markets during the past week has led us to conclude that it would not be in the best interests of our shareholders to complete a financing under the terms currently available. We have ample cash liquidity available, in addition to our strong cash flow, to fully fund the approximately $165 million net cash portion of the Peregrine transaction, provide for our working capital needs and fund near term capital requirements. Cash generation this year has been good, and as of the end of the second quarter the Company had total available cash and short-term investments on hand of $255 million. To date, the Company has continued to build cash during the third quarter. We will continue to monitor the range of long term capital alternatives and may, when market conditions are reasonable, return to the market."

A copy of the press release is hereby furnished (not filed).

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1     Press Release of Stillwater Mining Company dated September 26, 2011

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2011	STILLWATER MINING COMPANY By: /s/ Brent R. Wadman Brent R. Wadman Corporate Secretary

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Stillwater Mining Company dated September 26, 2011